Simpson Thacher & Bartlett LLP

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TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number +1-212-455-2812	E-mail Address rfenyes@stblaw.com

VIA EDGAR	November 10, 2020

Re:	Acceleration Request for Bentley Systems, Incorporated Registration Statement on Form S-1 (File No. 333-250002)

Division of Corporation Finance

Office of Technology

Securities and Exchange Commission

100 F Street, N.E.
Washington, D.C. 20549

c/o Jeffrey Kauten

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, we attach the requests of our client, Bentley Systems, Incorporated, and of the underwriters that effectiveness of the above-referenced Registration Statement be accelerated to 4:00 p.m., New York, NY time, on November 12, 2020, or as soon as practicable thereafter. We ask, however, that the Securities and Exchange Commission staff not accelerate such effectiveness until we speak with you on that date.

Please call me at (212) 455-2812 with any questions.

Very Truly yours,

/s/ Richard A. Fenyes

Richard A. Fenyes

cc:	Bentley Systems, Incorporated

Gregory S. Bentley

David J. Hollister

David R. Shaman

Goodwin Procter LLP

Richard A. Kline

Sarah B. Axtell

November 10, 2020

VIA EDGAR

Re:	Bentley Systems, Incorporated

Registration Statement on Form S-1

File No. 333-250002

Division of Corporation Finance

Office of Technology

Securities and Exchange Commission

100 F Street, N.E.
Washington, D.C. 20549

c/o Jeffrey Kauten

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Bentley Systems, Incorporated (the “Company”) hereby requests that the effective date of the above-referenced Registration Statement be accelerated so that it may become effective at 4:00 p.m., New York, NY time, on November 12, 2020, or as soon as possible thereafter. In this regard, the Company is aware of its obligations under the Securities Act.

[Signature Page Follows]

Very truly yours,

BENTLEY SYSTEMS, INCORPORATED

By:	/s/ David R. Shaman
Name: David R. Shaman
Title: Chief Legal Officer and Corporate Secretary